Exhibit 99.1
Tronox Names Michael Foster General Counsel
     Oklahoma City, Jan. 10, 2008 — Tronox Incorporated (NYSE: TRX, TRX.B) has named Michael J. Foster vice president, general counsel and secretary.
     Foster has 15 years of legal experience in corporate, private and government settings, including 10 years in corporate practice. He joined Kerr-McGee Corp. in 2003 as a staff attorney in the business transaction group, and in late 2003, his focus moved to the company’s chemical business. Foster was named staff attorney for Tronox when Kerr-McGee began the process of separating its chemical business in 2005. In 2006, he was promoted to managing counsel, responsible for administration of the law department. Tronox named Foster interim general counsel in November 2007 when the company’s general counsel retired. Foster’s previous experience also includes positions with CMS Field Services, Inc., Enogex Inc., Warren F. Young & Associates, P.C. and the Tulsa County Public Defenders office.
     Foster holds a Bachelor of Science degree in agriculture science from the University of Illinois and a Juris Doctor degree from the University of Tulsa. He is a member of the Oklahoma Bar Association and American Bar Association.
     Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 642,000 tonnes. Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to approximately 1,100 customers in 100 countries. In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide.
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Media Contact:	Debbie Schramm
Direct: 405-775-5177
Cell: 405-830-6937
debbie.schramm@tronox.com

Investor Contact:	Robert Gibney
Direct: 405-775-5105
robert.gibney@tronox.com
08-02